UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 27, 2015
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Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   717-763-7064

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 27, 2015, Harsco Corporation (the “Company”) entered into Amendment No. 3 (the “Amendment”) to the Company’s Amended and Restated Five-Year Credit Agreement, dated as of March 2, 2012, and subsequently amended (the “Existing Credit Agreement”) by and among the Company, Citibank, N.A., as administrative agent (the “Administrative Agent”) and certain other lenders party to the Amendment (the “Lenders”).

Pursuant to the Amendment, the Company’s leverage ratio of debt to consolidated EBITDA for purposes of the maintenance covenant will be calculated on a net basis (up to $75 million for cash netting) and the calculation of certain other financial metrics (including certain definitions related thereto) was amended. In addition, commencing on the effective date of the Amendment and ending after the fiscal quarter ended March 31, 2016, the required leverage ratio will increase to 3.75 to 1.00 from 3.50 to 1.00, with such leverage ratio decreasing to 3.50 to 1.00 after March 31, 2016. Also, the total amount of commitments under the Existing Credit Agreement was reduced from $525 million to $500 million but the amount to which such commitments may be increased by lenders agreeing to such increase at the request of the Company remains unchanged at $550 million. Furthermore, the termination date of the revolving facility was extended to June 2, 2019 from March 2, 2017. However, the extension is subject to the satisfaction of certain conditions, including the Company’s receipt of gross proceeds from the issuance of new senior unsecured notes by the Company with a stated principal amount of not less than $250.0 million and the repayment in full of the Company’s 2.700% Senior Notes due in October 2015. Finally, the calculation of the applicable interest rate margins and commitment fee rates will be based on the Company’s total leverage ratio instead of the credit rating of the Company’s senior unsecured long-term debt. The range of interest rate margins and commitment fee rates remains the same as under the Existing Credit Agreement.

The Amendment and Existing Credit Agreement contain various representations and warranties, as well as usual and customary affirmative and negative covenants and financial covenants of the Company. The Existing Credit Agreement also contains usual and customary events of default that would permit the lenders to accelerate the loans if not cured within applicable grace periods.

Certain of the Lenders, the Administrative Agent and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, brokerage and advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Amendment is a summary and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this Form 8-K:

Exhibit No.    Description

10.1
Amendment No. 3, dated as of March 27, 2015, to Amended and Restated Five-Year Credit Agreement among Harsco Corporation, a Delaware corporation, as Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent.

99.1	Press Release dated March 30, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date:	April 1, 2015	By:	/s/ Russell Hochman
Russell Hochman
Vice President, Interim General Counsel, Chief Compliance Officer and Corporate Secretary